Exhibit 2.4

Execution Version

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is made and entered into, effective as of August 22, 2006 (the “Effective Date”), by and between Mayne Pharma (USA) Inc., a Delaware corporation (“MAYNE”), and SuperGen, Inc., a Delaware corporation (“SUPERGEN”).

WHEREAS, MAYNE and SUPERGEN (collectively, the “Parties”, and each individually, a “Party”) are each parties to that certain Asset Acquisition Agreement, dated June 21, 2006 (the “Purchase Agreement”), pursuant to which MAYNE acquired the assets of SUPERGEN’s business related to the manufacture of the Product, and to the marketing, promotion, sale and distribution of the Product in the United States, Canada and Mexico;

WHEREAS, MAYNE and SUPERGEN are currently negotiating a separate purchase agreement with respect to the purchase and sale of SUPERGEN’s assets related to the Product in Europe, including, without limitation, the marketing, promotion, sale and distribution of the Product in Europe (the “EU Transaction”);

WHEREAS, SUPERGEN currently is a party to that certain Amended and Restated Supply and Distribution Agreement with Wyeth, dated June 1, 2006 (the “Wyeth Agreement”), pursuant to which SUPERGEN agrees to manufacture and sell the Product;

WHEREAS, the Parties desire to establish in this Agreement the terms upon which MAYNE will supply or cause to be manufactured and supplied to SUPERGEN and its Affiliates the Product.

NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants set forth in this Agreement and other good and valuable consideration hereinafter set forth, intending to be legally bound, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Certain capitalized or defined terms used in this Agreement but not specifically defined in context shall have their respective meanings contained in Exhibit 1 attached hereto.

ARTICLE 2
INTELLECTUAL PROPERTY RIGHTS

2.1                                                                                                                                                                                                   As between MAYNE and SUPERGEN, except for the rights granted herein, MAYNE retains any and all right, title, and interest granted to MAYNE pursuant to the Purchase Agreement.

2.2                                                                                                                                                                                                   For the avoidance of doubt, neither Party shall acquire by reason of this Agreement any right, title, or interest in, to, or under any intellectual property rights of the other Party except to the extent otherwise expressly agreed in Section 4.2 of this Agreement or in a separate writing between the Parties hereto.

ARTICLE 3
TERM

3.1                                                                                                                                                                                                   This Agreement shall become effective on the Effective Date and, unless earlier terminated as provided in Article 16, shall continue in full force and effect until the transfer of all Marketing Authorizations under the EU Transaction; provided that if the EU Transaction does not close within twelve (12) months after the Effective Date, or if the EU Transaction has closed but all Marketing Authorizations that are contemplated to be transferred to Mayne under the EU Transaction agreement are not transferred to MAYNE within twelve (12) months after the closing of the EU Transaction (unless the Parties have agreed upon an alternative date in the definitive EU Transaction purchase agreement), then, unless terminated earlier pursuant to Article 16, this Agreement shall continue in full force and effect until terminated by SUPERGEN by written notice to MAYNE (collectively, the “Term”).

ARTICLE 4
APPOINTMENT OF SUPERGEN; SUPPLY

4.1                                                                                                                                                                                                   Pursuant to the Purchase Agreement, MAYNE purchased Inventory (as defined in the Purchase Agreement) of the Product from SUPERGEN.  All Product supplied to SUPERGEN hereunder that are in the Inventory of finished Product purchased from SUPERGEN under the Purchase Agreement shall be referred to herein as “Product from Inventory.”  If during the Term of this Agreement, MAYNE or its Affiliate manufactures, or causes a Third Party Manufacturer to manufacture, the Product, including any manufacture of Product using un-finished inventory acquired from SUPERGEN, such Product shall be referred to herein as “Mayne Manufactured Product.”  During the Term of this Agreement and subject to the terms of this Agreement, MAYNE shall (i) supply Product from Inventory to SUPERGEN and following closing of the EU Transaction, to SUPERGEN’s Affiliates in Europe, in each case only for sale in the Territory and (ii) manufacture (or have a Third Party Manufacturer manufacture), label and package, and deliver the Mayne Manufactured Product to SUPERGEN and following closing of the EU Transaction, to SUPERGEN’s Affiliates in Europe, in each case only for sale in the Territory.

4.2                                                                                                                                                                                                   Mayne hereby acknowledges and agrees that, subject to Sections 4.2(a)-(d), SUPERGEN has the right to qualify and purchase Product from alternative sources of supply. SUPERGEN agrees to refrain from exercising such right, however, (and agrees to refrain from exercising the license that has been granted to SUPERGEN in this Section 4.2 below) until such time as: (i) MAYNE has not supplied SUPERGEN with any of SUPERGEN’s or its Affiliates’ requirements for conforming Product in a timely manner (including the requirements of any distributors, resellers, and the like), whether or not the failure results from a force majeure event; or (ii) this Agreement is terminated in accordance with its terms; or (iii) SUPERGEN and/or its Affiliate transfers all or substantially all of the remaining business or assets of SUPERGEN and/or the Affiliate pertaining to the Product to a purchaser other than MAYNE (collectively, “Alternate Supply Conditions”).  For clarity, if non-conforming Product is initially delivered to SUPERGEN in a timely manner, including as a result of defects in Product from Inventory that existed prior to the assignment of Product from Inventory to Mayne under the Purchase Agreement, such Product shall be considered timely delivered only if Mayne delivers conforming replacement Product to SUPERGEN within thirty (30) days after receiving notice of the non-conformity from SUPERGEN.  Additionally, the sale by SUPERGEN or its Affiliate to a third party of all or substantially all of its business or assets related to the Product in Europe shall be considered to trigger condition (iii) above.  Subject to the remaining paragraphs contained in this Section 4.2, upon the occurrence of an Alternate Supply Condition, MAYNE shall provide to SUPERGEN and its Affiliates, and to any acquirer of the business or assets of SUPERGEN or its Affiliates, full information, assistance and cooperation in connection with establishing such alternative sources of supply, including in connection with SUPERGEN, its Affiliate, and/or the acquirer, obtaining all governmental and regulatory approvals that may be required in connection therewith.  Such assistance shall include, without limitation, providing to SUPERGEN or its designee all data and information that is necessary or useful to the manufacture, testing, or labeling of the Product, including all manufacturing and quality control information, processes and procedures, or that is necessary or useful in connection with obtaining any required regulatory approvals, listings or registrations.  Subject to the remaining paragraphs of this Section 4.2, MAYNE hereby grants, and shall grant, to SUPERGEN under all intellectual property owned by or licensed to MAYNE or its Affiliates, including without limitation all intellectual property transferred pursuant to the Purchase Agreement, a worldwide, nonexclusive, irrevocable, non-terminable, transferable, perpetual, fully paid up, royalty-free right and license, including the right to grant and authorize sublicenses, to make, have made, use, sell, offer to sell, and import the Product, both in the Territory and in any countries outside of the Territory, and including without limitation the right to use and reference all Regulatory Documentation (as that term is defined in the Purchase Agreement) and any other regulatory documentation pertaining to the Product, or the manufacture, use, or Marketing Authorization thereof; in all cases solely for purposes of marketing, commercialization, and sales of the Product outside of the United States, Canada and Mexico (collectively, “North America”).  For clarity, this license does not authorize any marketing or commercialization of any Product in North America, but rather only the right to exercise rights in North America solely for purposes of marketing and commercialization outside of North America.  Without limiting the foregoing, SUPERGEN shall be entitled to retain a copy of all information, materials, documents, and other technology that was in the possession of SUPERGEN, its Affiliate, or any contractor, at any time prior to the Effective Date for purposes of exercising its rights under and subject to this Section 4.2.  Nothing in this Section 4.2 shall be construed to limit SUPERGEN’s right to sell Product purchased from Mayne through Affiliates and other third parties for sale outside of North America, whether or not any Alternate Supply Condition has occurred.

(a)                                  Notwithstanding the previous paragraph, it shall be a condition to SUPERGEN’s right to exercise rights pursuant to subsection (iii) of the Alternate Supply Conditions that any purchaser of all or substantially all of SUPERGEN’S or Eurogen Pharmaceutical, Ltd’s (“Eurogen”) business or assets related to the Product (and with respect to Eurogen, the purchaser of greater than 50% of Eurogen’s equity interests (by merger, stock purchase or otherwise)) (each such purchaser, an “EU Purchaser”) must sign a non-compete agreement with respect to the United States, Canada and Mexico restricting the sale of the Products by such party in the United States, Canada and Mexico to the extent expressly set forth in Section 4.5 below (which non-compete shall expressly provide that MAYNE is a third party beneficiary of such non-compete).  In addition, SUPERGEN agrees that it will disclose the Confidential Information of MAYNE under this Agreement to third parties other than MAYNE or SUPERGEN (or their respective affiliates) or an EU Purchaser only subject to an agreement that authorizes use only for purposes of supplying SUPERGEN with Product and/or purposes of otherwise exercising SuperGen’s rights (including marketing and resale of Product) under this Agreement and that prohibits use of such Confidential Information for making Product for sale in North America (except to the extent expressly allowed under the license in Section 4.2).

(b)                                 Also, notwithstanding anything to the contrary contained herein, in connection with the exercise by SUPERGEN of its rights pursuant to this Section 4.2 in connection with the occurrence of any of the Alternate Supply Conditions, Mayne shall be entitled to reimbursement of any out of pocket costs reasonably incurred by Mayne that are necessary for MAYNE to provide to SUPERGEN assistance to the extent required by SUPERGEN in writing pursuant to this Section 4.2; but only if the EU Transaction has not closed, the only reason it failed to close is because SUPERGEN is in material breach of one of its covenants under the EU Transaction agreement; and such material breach was caused by circumstances in the exclusive control of SUPERGEN and could reasonably have been avoided by SUPERGEN.

(c)                                If the EU Transaction has closed but all Marketing Approvals to be transferred by SUPERGEN to Mayne under the EU Transaction agreement have not been transferred to MAYNE, SUPERGEN agrees that it will not exercise its license under this Section 4.2 pursuant subparagraphs (i) or (ii) of the Alternative Supply Conditions above to purchase Product from a third party unless Mayne has breached its obligation to supply Product under this Agreement and failed to cure such breach within thirty (30) days of receiving notice of the breach or if Mayne has previously breached its supply obligations under this Agreement, whether or not cured.  Notwithstanding anything to the contrary contained in this Agreement, SUPERGEN shall not be permitted to exercise the licenses granted to it in Section 4.2 at any time after the closing of the EU Transaction if in connection with such closing Mayne has paid to SUPERGEN, as of the closing of the EU Transaction, the entire purchase price for the purchase of assets and/or the equity of Eurogen under the EU Transaction without having any right to clawback such purchase price and MAYNE has agreed in such transaction to indemnify SUPERGEN and Eurogen for costs, expenses and liabilities related to SUPERGEN’s and Eurogen’s maintenance of the Marketing Approvals).

(d)                                 If SUPERGEN has failed to pay to MAYNE any undisputed amount that is owed to MAYNE under this Agreement and, as a result, SUPERGEN is in material breach of this Agreement, the suspension by MAYNE of its supply of Product to SUPERGEN shall not be considered to be the occurrence of an Alternative Supply Condition of the type described in subparagraphs (i) of the Alternative Supply Conditions if SUPERGEN has been given at least thirty (30) days to cure the breach after receiving written notice of the breach from MAYNE and SUPERGEN has not cured the breach.

4.3                                                                                                                                                                                             SUPERGEN may subcontract its rights and obligations under this Agreement to Wyeth.  Upon closing of the EU Transaction until such time as all marketing authorizations are transferred to Mayne in connection with the EU Transaction, SUPERGEN’s Affiliates in Europe further shall have the right to submit purchase orders to MAYNE and purchase Product from MAYNE on the terms and conditions set forth herein, and MAYNE shall supply Product to such Affiliates on the terms and conditions set forth herein.

4.4                                                                                                                                                                                             The Quality Agreement and a Drug Safety Agreement are attached hereto as Exhibits A and B and are incorporated herein by reference.  If there is any inconsistency between this Agreement and the Quality Agreement or the Drug Safety Agreement, the terms of this Agreement will prevail with respect to any inconsistency in the commercial terms (e.g. pricing, costs and expenses, delivery terms), the Quality Agreement will govern with respect to the quality terms between the parties, and the Drug Safety Agreement will govern with respect to the drug safety terms between the parties (e.g., adverse event reporting obligations).

4.5                           Non-Compete.

(a)                                  By SUPERGEN.  SUPERGEN agrees that it will require any purchaser of all or substantially all of the business or assets of SUPERGEN or Eurogen related to the Product (but with respect to Eurogen, including a purchaser of greater than 50% of its equity entitled to vote in the election of directors (whether by merger, stock sale or otherwise) to agree to the following non-compete.  Such purchaser shall agree in writing that neither such purchaser, nor any other party acting under license from such purchaser, will market and sell Competing Products in the United States, Canada and Mexico.  Such non-compete shall terminate upon the earlier of (i) four (4) years after the Effective Date; or (ii) on a country by country basis, the first sale in the United States, Canada or Mexico of another product containing Nipent – Pentostatin; or (iii) any Change of Control (as defined in the Purchase Agreement), or other sale of all or substantially all of the business or assets, of SUPERGEN (whether by asset sale, merger, stock sale or otherwise), whether occurring prior to or after the sale by either or both of SuperGen or Eurogen of its business related to the Product.  Such writing shall provide that MAYNE is a third party beneficiary of, with the power to enforce, such non-compete.  Notwithstanding anything to the contrary, in the event that SuperGen or Eurogen sells all or substantially all of its business or assets related to the Product that it owns as of the Effective Date, no subsequent purchaser of any business or assets of SuperGen or Eurogen, as the case may be, shall be required to agree to any non-compete as a result of this Section.

(b)                                 By MAYNE.  MAYNE hereby agrees that neither MAYNE, nor any other party acting under authority of MAYNE, will market and sell Competing Products in any country, territory, or region of the world, other than the United States, Canada and Mexico.  Such non-compete shall terminate upon the earlier of (i) four (4) years after the Effective Date; or (ii) on a country by country basis, the first sale in the applicable country, other than the United States, Canada or Mexico, of another product containing Nipent – Pentostatin; or (iii) any Change of Control (as defined in the Purchase Agreement), or other sale of all or substantially all of the business or assets, of MAYNE (whether by asset sale, merger, stock sale or otherwise).  Such writing shall provide that SUPERGEN is a third party beneficiary of, with the power to enforce, such non-compete.

(c)                                  As used herein, “Competing Product” means a Product whose only active ingredient is Nipent - Pentostatin manufactured using substantially the same manufacturing process, procedures and technology as has been used by SUPERGEN and its contractors to manufacture the Product prior to the Effective Date.

ARTICLE 5
FORECASTS AND PURCHASE ORDERS

5.1                           Within twenty (20) business days after the date of this Agreement, SUPERGEN shall supply MAYNE with an initial non-binding forecast showing SUPERGEN’s estimated monthly supply requirements for Product for the six months following the Effective Date commencing on the first day of the first calendar month after the date of delivery of such forecast.  In addition, within ten (10) business days after the first day of each calendar month during the Term, SUPERGEN shall deliver to MAYNE an updated non-binding forecast for the following six months commencing on the first day of the next calendar month.  SUPERGEN shall place purchase orders for no more than the quantity of Product specified in the first two (2) months of such rolling forecast and the remaining months shall be a good faith estimate.  Notwithstanding the foregoing, until such time as a manufacturer is approved, certified, or qualified for supply of API and supply of such API is received by MAYNE or its Affiliate, licensee, contractor or other designee pursuant to a definitive supply agreement with such supplier, MAYNE shall not be required to supply to SuperGen more than two thousand (2,000) units of the Product during any six month period hereunder, and shall not be required to supply any Product in the event of a Stock Out (as that term is defined in the Purchase Agreement) that is not caused by MAYNE’s breach of this Agreement or one of the Ancillary Agreements.  Upon a manufacturer being approved, certified, or qualified for supply of API and supply of such API is received by MAYNE or its Affiliate, licensee, contractor, or other designee pursuant to a definitive supply agreement with such supplier, the foregoing limitations on quantities of Product that SuperGen may order shall immediately and automatically cease to be effective and shall be deemed omitted from this Agreement.  Notwithstanding anything to the contrary, including the foregoing Stock Out limitation, MAYNE agrees that Product shall be allocated between the North American market and the markets retained by SUPERGEN reasonably and without discriminating against the business of SUPERGEN, as if MAYNE had acquired the business of SUPERGEN outside of North America.  Without limiting the foregoing, MAYNE shall allocate to SUPERGEN no less than the quantity of Product required to meet [named patient/critical patient] sales outside of North America and no less than a proportion of Product equal to the ratio of the Product purchased for the preceding calendar year for markets outside North America, relative to the total aggregate quantity of Product actually purchased during that same calendar year for all markets (including North America and Europe).

5.2                           Intentionally Omitted.

5.3                           Without limiting the provisions of Section 5.2, SUPERGEN shall place firm purchase orders for Product at least sixty (60) days prior to the requested date of delivery; provided, however, that after supply is being obtained by MAYNE for purposes of this Agreement from other than the “Specified Assets” delivered pursuant to the Purchase Agreement (at which time MAYNE shall provide written notice to SUPERGEN), SUPERGEN shall place firm purchase orders for Product up to one hundred twenty (120) days prior to the requested date of delivery to the extent required by the third party supplier that has been qualified by MAYNE.  Each written purchase order, signed by SUPERGEN’s duly authorized representative, shall authorize MAYNE to manufacture or cause the manufacture of such quantities of the Product as are set forth therein.  Each purchase order shall be deemed accepted upon receipt, and MAYNE shall deliver Product in accordance with the delivery terms stated in SUPERGEN’S purchase order; provided, however, that, until such time as a manufacturer is approved, certified, or qualified for supply of API, if the quantity of Product set forth in a purchase order exceeds the most recent forecast for Product for the period to which such purchase order relates, then MAYNE shall use commercially reasonable efforts to supply such amount in excess of the forecast but shall not be deemed to have breached this Agreement if it is unable to supply or cause the supply of such excess Product notwithstanding such reasonable efforts. Upon approval, certification, or qualification of a manufacturer for supply of API, notwithstanding anything to the contrary stated herein, MAYNE shall without qualification supply up to 20% above the quantities of Product forecasted by SUPERGEN to the extent ordered by SUPERGEN.  If the delivery (or shipping or other) terms and conditions prescribed in any purchase order or other document issued by SUPERGEN conflict with this Agreement, such terms and conditions shall not be shall not be binding upon MAYNE unless such terms and conditions are agreed to expressly in writing by MAYNE.  SUPERGEN may reschedule purchase orders for up to sixty (60) days beyond the originally requested delivery date stated in SUPERGEN’s purchase orders.

ARTICLE 6
SHIPPING AND DELIVERY

6.1                           Unless otherwise agreed upon by SUPERGEN in writing and subject to Article 5 above, the Product will be made available to SUPERGEN on dates to be provided by SUPERGEN at the time purchase orders are placed.

6.2                           Each shipment of Product hereunder will be made available to SUPERGEN by MAYNE at the Parkedale Facility.

6.3                           Title to, ownership of and risk of loss with respect to all Product purchased and sold hereunder shall remain with MAYNE until loaded by the common carrier at the Parkedale Facility, at which time title to, ownership of and risk of loss with respect to such delivered Product shall pass to SUPERGEN and SUPERGEN shall pay costs of delivery by such common carrier;

ARTICLE 7
SAMPLES AND TESTING

7.1                           This Article 7 shall apply to Mayne Manufactured Product and Product from Inventory.  In addition, this Article 7 is subject in all respects to Section 4.4 of this Agreement.

7.1.1                                                                  MAYNE shall obtain representative samples from each Batch of Product.  MAYNE shall obtain, assay and analyze such samples in strict accordance with the Specifications and sufficient to meet the requirements of Applicable Law and shall promptly prepare a certificate of analysis from MAYNE’s quality assurance department certifying as to testing performed and certifying that the Finished Products are in strict accordance with the Specifications and Applicable Law (“Certificate of Analysis”); provided, however, that with respect to finished goods Product from Inventory, the foregoing provisions contained in this Section 7.1.1 shall apply to the extent required by Applicable Laws and cGMPs.  Such Certificate of Analysis shall identify the Batch of Product to which it relates.  MAYNE shall not supply or cause to be supplied any Product hereunder which does not conform to such Product’s Specifications or Applicable Law or which has not been manufactured in compliance with cGMPs or other Applicable Law.  Each Product or the manufacture thereof that does not conform to the Specifications or cGMPs or other Applicable Law shall be disposed of in accordance with Applicable Laws.  MAYNE shall make available in MAYNE’s facility upon SUPERGEN’s reasonable request all documentation relative to the manufacture, packaging, testing and release of a Batch and which demonstrates compliance with cGMPs and other Applicable Law.

7.1.2                                                                  In testing the Product, MAYNE shall use the analytical testing methods applicable to the Product under such Product’s registration, cGMP and Applicable Law.  SUPERGEN or its designee may analyze any Product for purposes of determining whether the same meets Specifications and Applicable Law within seventy five (75) days from the date of receipt of Product and shall report any adverse findings to MAYNE within such seventy five (75) day period.  MAYNE shall reasonably cooperate with and facilitate SUPERGEN or its designee in its analysis and testing of each of the Products.

7.1.3                                                                  If the analysis or assay of a sample of the Products, or any audit or inspection, performed by or for SUPERGEN indicates that Product or its manufacture does not meet its Specifications or Applicable Law and MAYNE’s analysis or assay of its sample from the same Batch indicates that the entire Batch does meet its Specifications and Applicable Law, SUPERGEN will so advise MAYNE, and a joint investigation will be conducted to determine the cause of the failure.  If MAYNE and SUPERGEN disagree in good faith as to whether any Product meets or was manufactured in accordance with the applicable Specifications or Applicable Law, the matter will be submitted at the request of either Party to an independent third party, acceptable to both Parties (agreement not to be unreasonably withheld or delayed), for evaluation to determine whether the Product conformed or did not conform to the Specifications and Applicable Law and the conclusion of the independent third party test and evaluation shall be final and binding upon both Parties.  If the Parties or the independent third party conclude that corrective action or retesting is appropriate, then such corrective action or retesting shall be performed in accordance with the manufacturer’s procedures for corrective action or retesting, as applicable, in each case that are reasonably acceptable to SUPERGEN and are reasonably expected to ensure compliance with Applicable Law.  The fees and expenses of such independent third party shall be borne by the Party ultimately determined to have incorrectly judged whether a Product met the Specifications or Applicable Law.  In the event any test results, or any audit or inspection, indicate that a Product in question failed to meet the Specifications or Applicable Law or in the event the Parties agree that such Finished Product failed to meet the Specifications or was not manufactured in compliance with cGMPs or Applicable Law, within thirty (30) days of reaching such agreement or obtaining such indication, MAYNE shall furnish or cause to be furnished replacement of such Product to SUPERGEN in substitution of the Product which did not conform to the Specifications or was not manufactured in compliance with cGMPs or Applicable Law and reimburse SUPERGEN for SUPERGEN’s reasonable expenses relating to re-analysis, sampling, processing, returns, disposal and/or destruction thereof.  For clarity, in the event a Product is rejected by SuperGen, MAYNE shall provide replacement Product to SuperGen within thirty (30) days of the rejection unless MAYNE disputes the rejection in good faith by submitting the matter to an independent third party in accordance with the foregoing.  In the event of such a dispute, MAYNE shall provide replacement Product to SuperGen within thirty (30) days after the decision of a third party adverse to MAYNE.  Any Product determined by the third party, or agreed by the Parties, to not be defective shall be disposed of only in accordance with SuperGen’s written instructions.

7.1.4                                                                  SUPERGEN may return a Product to MAYNE for replacement, without charge to SUPERGEN, and MAYNE shall redeliver REPLACEMENT Product to SUPERGEN in an amount sufficient to replace the amount of returned Product; or SUPERGEN may obtain a credit or refund, in amounts equal to the price paid to MAYNE by SUPERGEN for the returned Product, in each case at SUPERGEN’s option and election, if such Product is not manufactured in accordance with cGMPs or Applicable Law or fails to meet the Specifications.  Any credit shall be applied by the Parties at the earliest possible opportunity to set off against any amount that otherwise is due or would have been due from SUPERGEN to MAYNE.

7.1.5                                                                  SUPERGEN shall be responsible for disposing in accordance with Applicable Laws of Product from Inventory that did not conform with Specifications or cGMP requirements or was adulterated, in each case prior to assignment to MAYNE pursuant to the Purchase Agreement.

ARTICLE 8
COMPENSATION

8.1                           With respect to the first shipment of Product supplied hereunder (which shall be a total shipment of 2,000 units), 100 units shall be supplied free of charge to cGMP and testing requirements and, with respect to shipments thereafter, free units shall be supplied only as required for testing by any distributors.  With respect to the first shipment of Product supplied hereunder, SUPERGEN shall pay MAYNE with respect to the 1,900 units purchased in addition to the 100 free units referenced above, an amount equal to $265 per unit.  With respect to units supplied hereunder in excess of 2,000, the price per unit that SUPERGEN shall pay to MAYNE for Product supplied hereunder shall be equal to the greater of (i) $265, or (ii) 0.5 multiplied by the weighted average selling price of the Product in Europe for the six (6) month period ended sixty (60) days before shipment.  SUPERGEN shall pay for such Product in cash, wire transfer, check or by delivering a letter of credit to MAYNE in each case within thirty (30) days after the invoice, which shall be provided no earlier than delivery; provided, however, that Mayne shall be entitled to insist upon different commercially reasonable payment terms for any assignee of this Agreement from SUPERGEN to secure payment from such assignee (including, without limitation, letters of credit), but only if the assignee is less financially stable, and not as credit worthy, as SUPERGEN.

8.2                           Upon reasonable notice, SUPERGEN will permit MAYNE and its representative (including, without limitation, its independent auditors) to have access to SUPERGEN’s premises and pertinent books and records during normal business hours to verify the accuracy of the calculations to support the price paid by SUPERGEN as contemplated by Section 8.1(ii) of this Agreement, provided that such audit is conducted by an independent certified public accountant reasonably acceptable to SUPERGEN, no more than once each calendar year, subject to confidentiality restrictions acceptable to SUPERGEN, at a time agreed upon by the Parties and in a manner that minimizes disruption to SUPERGEN’s business.

ARTICLE 9
CERTAIN REGULATORY MATTERS

9.1                           In the event of MAYNE’s or its contractors’ or suppliers’ receipt of any notification by any Governmental Authority of any inspection of the Manufacturing Facility where the Product, or any of its components or raw materials, is manufactured, tested or stored, MAYNE shall:

(a)                                                                                                                            give SUPERGEN prompt notice of such inspections; and

(b)                                                                                                                           give SUPERGEN and its representatives an opportunity to be present at all such inspections; and

(c)                                                                                                                            thereafter, promptly advise SUPERGEN of any issues or problems identified in such inspections, including by providing SUPERGEN a copy of all communications and documents received from the Regulatory Authority in connection with any inspection and giving SUPERGEN an opportunity to review and comment upon all responses prior to filing and on all corrective actions that are taken.  MAYNE agrees to reasonably consider and take into account comments provided by SUPERGEN.

9.2                           Subject to Section 4,4, MAYNE shall prepare and submit all necessary regulatory filings and obtain all approvals required in order to (i) enable it or the Third Party Manufacturer to manufacture Mayne Manufactured Product suitable for shipment to SUPERGEN by MAYNE; and (ii) enable MAYNE to sell Product from Inventory and Mayne Manufactured Product to SUPERGEN.  To the extent requested by SUPERGEN, MAYNE shall provide SUPERGEN with an opportunity to review and comment on all such filings in advance.  MAYNE shall promptly provide SUPERGEN with a copy of all communications received from regulatory authorities by MAYNE or its suppliers regarding the Product, or its raw materials or components.

ARTICLE 10
PRODUCT COMPLAINTS AND OTHER REGULATORY MATTERS

10.1                     The Parties shall be responsible for the handling of all Product complaints, including those associated with manufacturing and packaging, in accordance with the allocation of responsibilities set forth in the Quality Agreement and the Drug Safety Agreement.  Each Party shall fully cooperate with the other Party in connection with the handling of all Product complaints.

10.2                     Each of the Parties shall be responsible for the reporting all adverse drug experiences of the Product to the other Party and as required by the relevant regulatory authority in each market for which such Party sells Product, as required by Applicable Law.  Each of the Parties also shall report adverse drug experiences relating to the Product to the other Party.

ARTICLE 11
INTENTIONALLY OMITTED

ARTICLE 12
REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1                     Subject to Section 4.4 of this Agreement, each Party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by Law to carry out its duties and obligations under this Agreement.  Subject to Section 4.4 of this Agreement, each Party shall comply with, and all Product shall be manufactured and supplied in accordance with, all Applicable Laws and cGMP.  Subject to Section 4.4 of this Agreement, the Parties will reasonably cooperate with one another with the goal of ensuring full compliance with Applicable Laws.  Subject to Section 4.4, each Party will cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under Applicable Laws to applicable regulatory authorities.

12.2                     Each Party represents and warrants to the other that it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.  Each Party has the requisite corporate power and authority to enter into this Agreement.

12.3                     Each Party represents and warrants to the other that it has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the performance by the Parties of their respective obligations hereunder and thereunder have been authorized by all requisite corporate action on their respective parts.  This Agreement has been validly executed and delivered by each Party, and, assuming that such documents have been duly authorized, executed and delivered by such Party, constitute a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

12.4                     Subject to Section 4.4 of this Agreement, MAYNE represents, warrants and covenants to SUPERGEN that any Product delivered to SUPERGEN hereunder (i) shall be free from defects in materials and workmanship and conform to its Specifications and shall not be adulterated or misbranded, and (ii) shall be manufactured in accordance with cGMPs, Applicable Law and the Specifications.

12.5                     Each Party represents, warrants and covenants to the other that:

12.5.1                                                            it shall, and shall cause its distributors (other than the other Party, an affiliate thereof, or any distributors of such other Party or its affiliates, but including, among others, Wyeth to the extent Wyeth is a distributor of such Party) to, adhere fully to all Applicable Laws relating to the handling, storage, promotion, distribution, sale and disposal of the Product; and

12.5.2                                                            it shall not, and shall cause its distributors (other than the other Party, an affiliate thereof, or any distributors of such other Party or its affiliates, but including, among others, Wyeth to the extent Wyeth is a distributor of such Party) not to, adulterate the Product in any manner.

Neither Party shall have responsibility or liability under this Section 12.5 to the extent the liability results from the manufacture or supply of Product by the other Party.  Additionally, each Party’s sole remedy for the other’s breach of this Section 12.5, and the other’s exclusive liability, shall be as set forth in Article 14 of this Agreement.

12.6                     EXCEPT AS EXPRESSLY AND EXPLICITLY SET FORTH IN THIS AGREEMENT, THE PRODUCT IS MADE AVAILABLE AND PROVIDED BY MAYNE AND ITS DESIGNEES “AS IS” AND “WITH ALL FAULTS,” AND EACH OF THE PARTIES DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, NON-INTERFERENCE, NON-INFRINGEMENT, ACCURACY, MERCHANTABILITY, QUALITY, SYSTEMS INTEGRATION, AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13
INSURANCE; CHANGES TO SPECIFICATIONS

13.1                     Insurance.  The Parties shall maintain insurance policies which provide coverage that is customary in the industry for their respective businesses.

13.2                     Changes.

13.2.1                                                            Subject to Section 13.2.2 below, in the event MAYNE or SUPERGEN wishes to change the Specifications, facilities, equipment, process, materials, inspection or testing of the Product, the following provisions shall apply:

(a)                                                                                                                            SUPERGEN shall promptly advise MAYNE in writing of any such changes that SUPERGEN desires to make and MAYNE shall promptly advise SUPERGEN as to any scheduling adjustments that may result from such changes, if any; provided, that, any changes that affect any European Marketing Authorization or that impact any European regulatory process or filings applicable to the Product are subject to prior written approval of SUPERGEN.

(b)                                                                                                                           The parties shall cooperate in good faith to implement all such changes requested by SuperGen as soon as practicable, or as required by the Governmental Authority having jurisdiction over the Product.

(c)                                                                                                                            SUPERGEN shall reimburse MAYNE for the reasonable and necessary expenses incurred by MAYNE as a result of any such changes to the Specifications which are requested by SUPERGEN that are not required by a Governmental Authority and are not required for compliance with Applicable Law.

13.2.2                                                            In the event a change to the Specifications, facilities, equipment, process, materials, inspection or testing is required by Applicable Law or in response to the order or request of any Governmental Authority having jurisdiction over the Product, MAYNE shall be responsible for implementing the change as  required by the Governmental Authority having jurisdiction over the Product or Applicable Law, with MAYNE being responsible for all costs and expenses thereof.

13.2.3                                                            MAYNE shall not make any changes with respect to the Specifications, facilities, equipment, processes, materials, inspections, or testing of the Product without obtaining SUPERGEN’s prior written approval.  Notwithstanding the foregoing, however, the Parties shall cooperate and coordinate reasonably in connection with MAYNE’s efforts to establish, and obtain qualification and certification, of MAYNE’s Boulder Colorado facilities for manufacturing the Product.  MAYNE agrees to use reasonable commercial efforts to implement and establish such facilities and manufacturing capability in a manner that is consistent with, and meets the requirements, of all Applicable Law and all regulatory filings for the Product, including outside of North America.  MAYNE shall notify SUPERGEN in advance in writing to the extent MAYNE’s plans for such facilities may require variations, approvals, notices, or other changes or communications  with regulatory authorities with regard to any such filings, approvals, or the like.  SUPERGEN agrees to reasonably consider reasonable changes and requests by MAYNE with regard to such facilities, and will not unreasonably withhold consent to MAYNE’s reasonable plans (e.g. that SUPERGEN is comfortable will not require undue cost or delay, or have a material adverse affect, with regard to SUPERGEN, the Products, or its activities outside of North America).

ARTICLE 14
INDEMNIFICATION

14.1                     SUPERGEN shall indemnify, defend and hold MAYNE, its Affiliates, officers, directors, agents, servants and employees harmless against all claims, actions, lawsuits, complaints, actions or other pending or threatened litigation brought by third parties (collectively, “Claims”) and shall pay all damages (including injuries to, or death of any person, or injury to, or destruction of, property), liabilities and expenses (including reasonable attorneys fees) and costs of investigating and defending against such Claims finally awarded or settlements entered into (collectively, “Costs”) to the extent attributable to (i) SUPERGEN’s breach of any of its representations or warranties made under this Agreement or the Ancillary Agreements (as defined below); or (ii) the marketing, packaging, storage, shipment and sale of the Product by SUPERGEN’s distributors (other than MAYNE, its affiliates, but including, among others, Wyeth to the extent Wyeth is a distributor of SUPERGEN), but only to the extent of the scope of Wyeth’s obligations to indemnify, defend and hold harmless SUPERGEN from such activities pursuant to the Wyeth Agreement and in all events excluding any Claims or Costs arising out of or relating to the acts or omissions of Mayne or its contractors which constitute breaches of this Agreement, the Quality Agreement, the Drug Safety Agreement, the Purchase Agreement or any definitive documentation related to the Purchase Agreement or the EU Transaction; provided, however, that the parties acknowledge and agree that the reference to the Wyeth Agreement merely sets out the intent of the parties with respect to the scope of SUPERGEN’s obligations pursuant to this Section 14.1 in connection with acts or omissions of its distributors but SUPERGEN’s obligations hereunder are not limited to the extent of Wyeth’s actual performance under the Wyeth Agreement, SUPERGEN’s decisions with respect to exercise its rights pursuant to such Wyeth Agreement or the terms of agreements between SUPERGEN and any other of its distributors.

14.2                     MAYNE shall indemnify, defend and hold SUPERGEN, its Affiliates officers, directors, agents, servants and employees harmless against all Claims and shall pay all Costs to the extent attributable to: (i) subject to Section 4.4 of this Agreement, any inaccuracy in or breach of the terms of this Agreement or of any of MAYNE’s representations or warranties made under this Agreement or in any certificate, instrument or other document delivered by MAYNE to SUPERGEN pursuant to this Agreement (including, without limitation, the Quality Agreement and the Drug Safety Agreement) (collectively, the “Ancillary Agreements”), in each case, except to the extent caused by the negligence or intentional misconduct of SUPERGEN; (ii) the negligence of MAYNE or its officers, directors, agents, servants and employees relating to this Agreement or the Ancillary Agreements except to the extent caused by the negligence or intentional misconduct of SUPERGEN; (iii) subject to Section 4.4, the manufacture of Product, arising from or in connection with a deviation from Specification or cGMPs or applicable Law, or otherwise involving product liability; or (iv) subject to Section 4.4 hereof, MAYNE’s or its affiliate’s distribution, marketing, promotion or sale of the Product.  Notwithstanding anything contained in this Agreement, neither this Section 14.2 nor any other provision contained in this Agreement shall limit in any way the obligations of SUPERGEN pursuant to Section 10.2 of the Purchase Agreement.

14.3                     Promptly after the receipt by either MAYNE or SUPERGEN of notice or otherwise becoming aware of (a) any claim or (b) the commencement of any action or proceeding which may give rise to a claim for indemnification hereunder, such Party (the “Indemnitee”) will, if a claim with respect thereto is to be made against the Party obligated to provide indemnification pursuant to this Article 14 (the “Indemnitor”), give such Indemnitor written notice of such claim or the commencement of such action or proceeding and, shall permit the Indemnitor to assume, at its own expense, the sole defense of any such claim, action or proceeding, or any litigation resulting from such claim, and, upon such assumption, shall cooperate fully with the Indemnitor in the conduct of such defense.  The Indemnitee shall permit the Indemnitor, at its discretion, to settle any such claim, action or proceeding, provided, however, that, if such settlement would adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee, in addition to those set forth herein, in order for it to exercise such rights, no such claim, action or proceeding shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any Costs incurred other than as provided herein.  The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, action or proceeding covered by this indemnification.  The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

14.4                     If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnitor shall promptly reimburse the Indemnitee for the amount of all Costs incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation.  If no settlement of such claim or litigation is made, the Indemnitor shall promptly reimburse the Indemnitee for the amount of any Costs incurred by the Indemnitee in the defense against such claim or litigation.

14.5                     The indemnification obligations of MAYNE and SUPERGEN hereunder shall be exclusive remedy of each party with respect to any matter subject to indemnification hereunder.  For clarity, SUPERGEN’S indemnity obligations under this Article 14 shall not include any Claims or Proceedings (as defined in the Purchase Agreement) that are Claims or Proceedings of the type identified in Section 10.2 of the Purchase Agreement.

14.6                     Subject to Section 14.7 below, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY, OR EXTRA-CONTRACTUAL DAMAGES OF ANY KIND WHATEVER ARISING FROM OR CONNECTED WITH THIS AGREEMENT OR THE PRODUCT, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES, OR LOSS OF BUSINESS, REGARDLESS OF LEGAL THEORY (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE), WHETHER OR NOT FORESEEABLE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES AND EVEN IF THE REMEDIES OTHERWISE PROVIDED BY THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.  The remedies specifically provided by this Agreement and the provisions of this Section allocate between the Parties the risks under this Agreement, some of which may be unknown or undeterminable.  Such limitations were a material inducement for the Parties to enter into this Agreement, and the Parties have relied upon such limitations in determining whether to enter into this Agreement.

ARTICLE 15
CONFIDENTIALITY AND NON-USE

15.1                     During the term of this Agreement, a Party (the “Disclosing Party”) may disclose to any other Party, its affiliates directors, officers, employees and agents (including, without limitation, legal advisors) (collectively, the “Receiving Party”) certain confidential information that the Disclosing Party considers confidential and proprietary (the “Confidential Information”).  Except in performing its obligations or exercising its rights and licenses hereunder, the Receiving Party shall keep Confidential Information confidential and such Confidential Information shall not, without the Disclosing Party’s prior written consent, be disclosed by the Receiving Party to any person or entity not a party to this Agreement in any manner whatsoever in whole or in part, and shall not be used by a Receiving Party.  Confidential Information shall be disclosed only to the officers of the Receiving Party, employees of the Receiving Party and third parties who need to know such Confidential Information for the purposes of this Agreement.  The Receiving Party hereto agrees that, unless required by applicable law or legal process, it will not disclose to any third party Confidential Information, nor use such Confidential Information it receives from the Disclosing Party, for any purpose other than that contemplated under this Agreement or the Ancillary Agreements.  To the extent that either Party is required to use or disclose Confidential Information to comply with Applicable Laws, each Party agrees to first provide the other Party with written notice of the proposed use or disclosure and an opportunity to review and challenge such use or disclosure.

15.2                     Such Confidential Information shall not be considered confidential, nor subject of this Agreement if it:

15.2.1                                                            Was rightfully in the possession of the Receiving Party, without obligation of secrecy, prior to the date of disclosure by the Disclosing Party to the Receiving Party; or

15.2.2                                                            Was publicly known on or prior to the date of disclosure to the Receiving Party; or

15.2.3                                                            Becomes publicly known, except by a breach of this Agreement by the Receiving Party; or

15.2.4                                                            Is subsequently disclosed to the Receiving Party by a third party who, to the knowledge of the Receiving Party after reasonable inquiry, did not receive it under any obligation of confidentiality to the Disclosing Party; or

15.2.5                                                            Is developed by or for the Receiving Party independent of the disclosures made under this Agreement.

15.3                     The Disclosing Party shall not be required to disclose any information to the other which the Disclosing Party may be legally restricted from so disclosing under the terms of any agreement between the Disclosing Party and third parties (including, without limitation, the Third Party Manufacturer).

15.4                     Upon the Disclosing Party’s written request, the Receiving Party shall promptly return all of the Disclosing Party’s Confidential Information and

shall destroy any material prepared (or portion thereof) which contains the Disclosing Party’s Confidential Information.  Promptly thereafter, the Receiving Party shall notify the Disclosing Party in writing that all of the Disclosing Party’s Confidential Information has been returned or destroyed in accordance with the foregoing, except that the Receiving Party may keep one copy of the Disclosing Party’s Confidential Information to be used only to prove compliance with the terms of this Agreement.

15.5                     Each Party shall ensure that its Affiliates, representatives and advisors comply with the confidentiality and use restrictions set forth herein.  Any breach of the terms of this Article 15 by a Party’s Affiliates, representatives or advisors shall be deemed to be a breach by such Party.

15.6                     The obligations set forth in this Article shall survive expiration or termination of this Agreement for a period of five (5) years.

15.7                     Neither SUPERGEN nor MAYNE shall release to any third party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, that MAYNE may disclose the terms of this Agreement as reasonably necessary or useful in connection with the development, commercialization and/or divestiture or other disposition of the Product and either Party may disclose the terms of this Agreement:

15.7.1                                                            to the extent required to comply with applicable laws, including, without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission; provided, further, that prior to making any such disclosure, the Party intending to so disclose the terms of this Agreement shall provide the non-disclosing Party with written notice of the proposed disclosure and an opportunity to review and comment on the intended disclosure which is reasonable under the circumstances; or

15.7.2                                                            to one or more third parties and/or their advisors in connection with a proposed spin-off, joint venture, divestiture, merger or other similar transaction involving all, or substantially all, of the assets or business of the disclosing Party to which this Agreement relates or to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party; provided, further, that either (i) upon the written consent of the other Party or (ii) if the disclosing Party uses reasonable efforts to obtain a signed confidentiality agreement with such third parties with respect to such information on terms no less restrictive than those contained in this Article 15.

ARTICLE 16
TERMINATION

16.1                     This Agreement may be terminated at any time by a Party upon the breach of any material obligation under this Agreement by the other Party if the breach is not cured within thirty (30) days after written notice thereof to the Party in default specifying in reasonable detail the nature of such breach.

16.2                     MAYNE may terminate this Agreement with respect to the applicable Market at any time by giving sixty (60) days written notice to SUPERGEN if: any Governmental Authority (a) withdraws Marketing Authorization for the Product in such Market, or (b) makes a final decision preventing the use of the Product in humans in such Market.

16.3                     Upon expiration or termination of this Agreement, whichever is sooner, MAYNE shall supply to SUPERGEN, and SUPERGEN shall purchase in accordance with the provisions hereof all amounts of the Product ordered pursuant to firm purchase orders issued hereunder and accepted by MAYNE prior to the date on which notice of such termination is given, or prior to the expiration date, as applicable.

16.4                     Termination or expiration of this Agreement in its entirety for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration.  Such termination or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.  All of the Parties’ rights and obligations under Articles 2 and Articles 8 through 18 (inclusive) shall survive any termination or expiration of this Agreement.

ARTICLE 17
FORCE MAJEURE

17.1                     Failure of either Party hereto to perform its obligations under this Agreement (except the obligation to make payments when due) shall not subject such Party to any liability to the other Party or place it in breach of any term or condition of this Agreement if such failure is caused by Force Majeure, provided, however, that the Party affected shall promptly notify the other Party of the condition constituting Force Majeure and shall exert commercially reasonable efforts to overcome any such causes and to resume performance of its obligations with all commercially reasonable speed, and provided, further that nothing contained herein shall require any Party to settle on terms unsatisfactory to such Party any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority, or any litigation by any third party.  If a condition constituting Force Majeure exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable.  This Article 17 shall not operate to prevent any of the circumstances described in Section 4.2 from being considered the occurrence of an “Alternative Supply Condition.”

ARTICLE 18
MISCELLANEOUS

18.1                     Assignment.  Neither this Agreement nor any or all of the rights and obligations of a Party hereunder shall be assigned, delegated, sold, transferred, sublicensed (in each case except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, other than to an Affiliate of such Party, without the prior written consent of the other Party, and any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 18.1 shall be void and without force or effect; provided, however, either Party may without the other Party’s consent, assign the Agreement, and its rights and obligations hereunder, as a whole in connection with the transfer or sale of all or substantially all of its business or assets to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction; provided, further, that a condition precedent to the assignment of this Agreement by each Party for any reason shall be that the assignee shall agree to be bound by the terms and conditions of this Agreement.  Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assigns.  Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

18.2                     Controlling Law.  THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

18.3                     Jurisdiction and Process.  In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 18.6, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

18.4                     Severability.  If any of the provisions of this Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.  In the event any provision is held invalid or unenforceable, the Parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent and sense of this Agreement and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

18.5                     Independent Contractor.  Each Party is acting under this Agreement as an independent contractor and not as the agent or employee of the other.  Each Party understands and agrees that it has no authority to assume any obligation on behalf of the other Party and that it shall not hold out to third parties that it has any authority to act on the other Party’s behalf except as expressly permitted herein. Unless otherwise expressly stated herein, each Party shall be responsible for its own expenses relating to its performance under this Agreement and shall not incur expenses for the other Party’s account unless expressly authorized herein or by subsequent written agreements.

18.6                     Waiver.  No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of both Parties hereto.  Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

18.7                                                                                                                                                                                       Notices.  Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with the original promptly sent by any of the foregoing manners), to the addresses or facsimile numbers of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice to any Party.  The effective date of any notice hereunder shall be the date of receipt by the receiving Party.

If to SUPERGEN:	SuperGen, Inc.
4140 Dublin Boulevard, Suite 200
Dublin, California 94568
Attn: President and Chief Executive Officer
Facsimile No:

With a copy to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attn: Stephanie Sharron, Esquire
Facsimile No.: (650) 493-6811

If to MAYNE:	Mayne Pharma (USA) Inc.
650 From Road
Mack-Cali Centre II, Second Floor
Paramus, New Jersey 07652
Attention: President
Facsimile No.: (201) 225-5505

With a copy to:

Vice President and General Counsel
Facsimile No.: (201) 225-5567

and

Blank Rome, LLP
One Logan Square
Philadelphia, PA 19103
Attention: James Staiger, Esquire
Facsimile No.: (215) 832-5404

or to such other address as the addressee shall have last furnished in writing to the addresser.

18.8                           Entire Agreement; Interpretation.

18.8.1                  This Agreement, including any exhibits and schedules attached hereto and referenced herein and together with the Quality Agreement and the Drug Safety Agreement, including any exhibits attached thereto and referenced therein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the subject matter hereof, and no terms, conditions or understandings or agreements purporting to modify or vary the terms thereof shall be binding unless it is hereafter made in writing and signed by each of the Parties.  No modification to this Agreement shall be effected by the acknowledgement or acceptance of any purchase order or shipping instructions forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.  This Agreement may be amended and supplemented only by a written instrument signed by each of the Parties.

18.9                           Counterparts; Facsimile Signature Pages.  This Agreement may be executed by the Parties by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

18.10                     Currency.  Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.

18.11                     Sections and Headings.  The division of this Agreement into Articles, Sections, Subsections, Exhibits and Schedules and the insertion of headings are for the convenience of reference only and shall not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement.  In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section, Schedule or the provision hereof.

18.12                     Singular Terms.  Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.

18.13                     Attorneys Fees.  In the event that a Party is in material breach of this Agreement, and the other Party is required to bring an action against the breaching Party in order to recover damages for such breach because the breaching Party failed to cure the breach, then the non-breaching Party shall be entitled to recover its costs and expenses of such enforcement action to the extent the dispute is finally resolved, without right of further appeal, against the breaching party.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MAYNE PHARMA (USA) INC.

By:	/s/ Kent K. Matsumoto
Name:	Kent K. Matsumoto
Title:	Vice President, General Counsel and Secretary

SUPERGEN, INC.

By:	/s/ Michael Molkentin
Name:	Michael Molkentin
Title:	Chief Financial Officer

[Signature page to Supply Agreement]

EXHIBIT 1

DEFINED TERMS

 “Adverse Drug Experience (ADE)” means any undesirable experience/event that is associated with the use of a drug or biological product in humans whether or not considered product-related; the responsibilities of each Party for reporting ADEs to the appropriate Regulatory Authority will be outlined in the Drug Safety Agreement.

“Affiliate” means with respect to any Party hereto, any entity which indirectly or directly through stock ownership or through other arrangements either controls, or is controlled by or is under common control with, such Party.

 “API” means the active pharmaceutical ingredients of the Product.

“Applicable Laws” means, subject to Section 4.4 of the Agreement, all laws, statutes and regulations of any Governmental Authority having jurisdiction over the manufacturing, use, marketing or sale of the Product, as the same may be amended from time to time.

“Batch” shall be an identifiable, specific quantity of Product intended to have uniform character and quality, within specified limits, and produced according to a single manufacturing order or cycle.

“cGMP” means, subject to Section 4.4 of the Agreement, current good manufacturing practice in the Territory, and any standards for manufacturing practice required by the Relevant Regulatory Authority in the Territory for each Marketing Authorization, and the requirements for good manufacturing practice in the country of manufacture of the Product..

“Confidential Information” shall have the meaning set forth in Section 15.1.

“Costs” shall have the meaning set forth in Section 14.1.

“Disclosing Party” shall have the meaning set forth in Section 15.1.

“Drug Safety Agreement” shall mean that certain Drug Safety Agreement entered into by the Parties as of the Effective Date which is subject to Section 4.4 of this Agreement.

“Effective Date” shall have the meaning assigned to such term in the introductory paragraph.

“Force Majeure” shall mean any cause beyond the reasonable control of the non-performing Party, including without limitation, any acts of god, any acts of a public enemy, strikes, lockouts, inability to procure labor or material, fuels shortages, fires, explosions, earthquakes, riots, interference by civil or military authorities, terrorism, outbreak of war or insurgence, acts of war (declared or undeclared), sabotage, embargo, a national health emergency, or compliance with any order or regulation of any government entity acting with color of right.

“Governmental Authority” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) national, federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including, without limitation, the EMEA) and any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, tribunal (including a judicial tribunal); or (d) multi-national organization or body.

“Indemnitee” shall have the meaning set forth in Section 14.3.

“Indemnitor” shall have the meaning set forth in Section 14.3.

“Inventory” shall mean finished Product and shall not include crude or API.

“Laws” shall mean, subject to Section 4.4 hereof, all applicable laws, rules, regulations, ordinances and other requirements of any Governmental Authority or instrumentality within the Territory in which Product are manufactured or sold, pursuant to the terms of this Agreement.

“Manufacturing Facility” means any manufacturing facility at which MAYNE, or its contractors or supplier, manufacture or have manufactured the Product or any of its components.

“Market” means each country or jurisdiction within the Territory.

“Marketing Authorization” means each grant of registration approval or license provided by the Relevant Regulatory Authority with respect to each country or jurisdiction in the Territory for the importation, storage, promotion, sale or distribution of the Product in such country or jurisdiction.

“Parkedale Facility” means King Pharmaceutical’s Parkedale Facility in Rochester, Michigan.

“Product” shall mean Nipent (the drug set forth in NDA 20-122 (Nipent® NDA).

“Proprietary Information” means any scientific, technical, clinical, regulatory, marketing, financial, commercial, or other information, material, or data.

“Quality Agreement” means that certain Quality Assurance Agreement (which is subject to Section 4.4 of this Agreement) entered into by the Parties as of the Effective Date which sets forth (a) the roles and responsibilities of MAYNE and SUPERGEN with respect to the quality assurance for the Product, and (b) how the Parties’ quality operations shall interact with each other in connection with same.

“Receiving Party” shall have the meaning set forth in Section 15.1.

“Relevant Regulatory Authority” in relation to a country or jurisdiction in the Territory, means the Governmental Authority regulating the development, importation, manufacture, marketing, sale and/or distribution of therapeutic substances and the grant of Marketing Authorization in such country or jurisdiction.

“Specifications” shall mean the specifications that have been approved by the relevant regulatory authorities within the Territory.

“Territory” shall mean all countries and territories in the world other than (i) the fifty states of the United States of America, the District of Columbia, and all territories and possessions of the United States of America (including, without limitation, Puerto Rico) and any other location where the FDA has jurisdiction over medicinal product intended for human use, (ii) Canada and (iii) Mexico.

“Third Party Manufacturer” shall mean such manufacturer other than MAYNE reasonably selected by MAYNE.